Exhibit 3.4

RESTATED

ARTICLES OF INCORPORATION

OF

CMP DISPLAY SYSTEMS, INC.

I

The name of this corporation is CMP DISPLAY SYSTEMS, INC.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

This Corporation is authorized to issue two classes of shares: Common and Preferred. The number of Common shares which the corporation is authorized to issue is 1,000,000 and the number of Preferred shares which the corporation is authorized to issue is 1,000,000.

IV

The rights, preferences, privileges and restrictions granted to or imposed upon the Preferred shares or the holders thereof are as follows:

4.1 Par Value. The par value of each Preferred share shall be $1.00.

4.2 Dividend Rights. (a) The holders of outstanding Preferred shares shall be entitled to receive in any fiscal year, when and as declared by the board of directors, out of any assets at the time legally available therefor, dividends in cash at the rate of 6% per annum on the par value of each such share, before any dividend is paid on the Common shares. Such dividends may be quarterly or otherwise as the board of directors may from time to time determine. The right to such dividends on Preferred shares shall not be cumulative, and no right shall accrue to holders of Preferred shares by reason of the fact that dividends on Preferred shares shall not be cumulative, and no right shall accrue to holders of Preferred shares by reason of the fact that dividends on said shares are no declared in any prior fiscal year, nor shall any undeclared or unpaid dividend bear or accrue interest. In addition, the holders of outstanding Preferred shares shall be entitled to receive, when and as declared by the board of directors, out of any assets at the time legally available therefore, the participating dividends described in subsection 4.2(b)(ii).

(b) The holders of outstanding Common shares shall be entitled to receive dividends, when and as declared by the board of directors, out of any assets at the time legally available therefor, only if: (i) dividends shall have been paid or declared and set apart upon all Preferred shares at the annual rate for each quarter of such fiscal year including the quarter in which such dividends upon Common shares are declared, and (ii) participating dividends are declared concurrently upon the Preferred shares and the participating dividend upon each Preferred share equals the dividend upon each Common share.

4.3 Liquidation Preference. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of Preferred shares shall be entitled to receive, out of the assets of the corporation, whether such assets are capital or surplus, an amount equal to the par value of such Preferred shares, and a further amount equal to any dividends thereon declared and unpaid on the date of such distribution, and no more, before any payment shall be made or any assets distributed to the holders of Common shares. If upon such liquidation, dissolution, or winding up of the corporation the assets thus distributed among the holders of Preferred shares shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then the entire assets of the corporation to be distributed shall be distributed ratably among the holders of Preferred shares. After payment or distribution to the holders of Preferred shares of the full preferential amounts aforesaid, the holders of Common shares shall be entitled to receive, ratably, all remaining assets of the corporation. A consolidation or merger of the corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, shall not be deemed to be a liquidation, dissolution, or winding up, within the meaning of this paragraph.

4.4 Redemption. The corporation shall prior to January 15, 1990 redeem the whole of the Preferred shares by paying therefor in cash the par value per share plus an amount equal to all dividends thereon declared but unpaid on the date fixed for redemption, such sum being hereinafter sometimes referred to as the redemption price. The corporation need not redeem all of said shares at any one time during such period. In case of the redemption of only a part of the outstanding Preferred shares, the corporation shall designate by pro rata or lot the shares to be redeemed.

At least 30 days’ previous notice by mail, postage prepaid, shall be given to the holders of record of the Preferred shares to be redeemed, such notice to be addressed to each such shareholder at the address of such holder appearing on the books of the corporation or given by such holder to the corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the corporation is located. Such notice shall state the date fixed for redemption, the redemption price, and shall call upon such holder to surrender to the corporation on said date at the place designated in the notice such holder’s certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption and stated in such notice, each holder of Preferred shares called for redemption shall surrender the certificate evidencing such shares to the corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificates evidencing any Preferred shares so called for redemption shall forthwith after such date cease and terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificates therefor.

If, on or prior to any date fixed for redemption of Preferred shares, the corporation deposits, with any bank or trust company in the State of California, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, on or after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the shares so called shall be redeemed and dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall constitute full payment of the shares to their holders and from and after the date of the deposit the shares shall no longer be outstanding, and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates therefor. Any interest accrued on any funds so deposited shall be the property of, and paid to, the corporation. If the holders of Preferred shares so called for redemption shall not, at the end of six years from the date fixed for redemption thereof, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the corporation such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the corporation for payment of the redemption price.

The obligation of the corporation to repurchase and redeem its own shares pursuant to the foregiong provisions is subject of the restrictions set forth in Section 500 et seq. of the California Corporations Code. If, on or prior to the date fixed for redemption of any shares pursuant to the foregoing provisions, it is determined that such redemption would violate such restrictions, such redemption shall be ineffective to the extent of any such violation. The shares which cannot be redeemed shall remain fully issued and outstanding and, if previously tendered to the corporation, shall be returned immediately to the holder of record. If fewer than all the shares represented by one stock certificate cannot be redeemed, the corporation shall issue a new share certificate for the shares not redeemed. If, as a result of the restrictions set forth in this paragraph, the corporation cannot redeem all of the Preferred shares prior to January 15, 1990, the corporation shall be obligated to redeem such shares as soon as such redemption would not violate such restrictions.

4.5 Protective Provisions. As long as any Preferred shares are outstanding, the corporation shall not, without the approval of the holders of a majority of the outstanding Preferred shares:

(a) Alter or change the rights, preferences, or privileges of the Preferred shares so as to materially and adversely affect the Preferred shares; or

(b) Create any new class of shares having preferences over or being on a parity with the Preferred shares as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Preferred shares then outstanding; or

(c) Merge or consolidate with any other corporation, except into or with a wholly owned subsidiary corporation with the requisite shareholder approval unless each holder of Preferred shares immediately prior to such merger or consolidation shall retain or receive the same number of shares of the resulting corporation, which shares so received shall be entitled to the same rights, preferences and privileges and the benefit of the same restrictions as those to which the Preferred shares were entitled immediately prior to such merger or consolidation.

V

The holders of Common shares issued and outstanding, except where otherwise provided by law or by these Articles of Incorporation, shall have and possess the exclusive right to notice of shareholders’ meetings and the exclusive voting rights and powers, and the holders of the Preferred shares shall not be entitled to any notice of shareholders’ meetings or to vote upon the election of directors or upon any other matter, except where such notice or vote is required by law or by these Articles of Incorporation.

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